Consent of Independent Auditor We consent to the incorporation by reference in this Pre-Effective Amendment No. 4 to the Registration Statement on Form S-3 of NewtekOne, Inc., formerly known as Newtek Business Services Corp., of our report dated June 2, 2022, relating to the financial statements of Newtek Bank N.A., formerly known as National Bank of New York City, appearing in the Current Report on Form 8-K/A filed by NewtekOne, Inc., formerly known as Newtek Business Services Corp., on January 27, 2023, and incorporated by reference in this Pre-Effective Amendment No. 4 to Form S-3 filed on July 21, 2023. We also consent to the reference of our firm under the heading “Experts” in such Registration Statement. /s/ RSM US LLP Hartford, Connecticut July 21, 2023